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                                                                    EXHIBIT 10.4


                           HOME ASSET MANAGEMENT CORP.



August 5, 1997


Mr. Mark A. Conger
American Residential Investment Trust, Inc.
445 Marine View Avenue, Suite 230
Del Mar, CA  92014

        Re:    Employment by American Residential Trust, Inc. (the "Company")

Dear Mark:


        The purpose of this letter is to advise you that certain payment obligations of Home Asset Management Corp. ("HAMCO") set forth under the letter of employment addressed to you dated January 7, 1997 (the "Employment Letter") have been assumed by the Company pursuant to an amendment to the Management Agreement between HAMCO and the Company (the "Management Agreement"). Under the terms of the Management Agreement, should you also be employed by the Company, HAMCO will be entitled to offset any compensation paid by the Company in assessing its obligations to you. While your total compensation as set forth under the Employment Letter will remain unchanged, payment may now be made by either the Company, HAMCO or both. Employment by the Company shall be deemed employment by HAMCO under the Employment Letter and any option or other compensation agreements.


        In order to acknowledge you have been informed of this change to your employment arrangement with HAMCO, please sign this letter where indicated below and return it to me. Should you have any questions regarding this letter, please feel free to contact me.


        Thank you for your cooperation in these regards.


                                       HOME ASSET MANAGEMENT CORP.



                                       By:______________________________________
                                          Jay M. Fuller, Chief Operating Officer


ACKNOWLEDGED AND AGREED TO:
Dated:  August ___, 1997


By:______________________________
   Mark A Conger